EXHIBIT 3

August 31, 2005

TRACINDA CORPORATION

150 S. Rodeo Drive, Suite 250

Beverly Hills, CA 90212

Attention:    James Aljian

Re:	Revolving Credit Facility

Ladies and Gentlemen:

BANK OF AMERICA, N.A. (the “Lender”) is pleased to make available to Tracinda Corporation, a Nevada corporation (the “Borrower”), a revolving credit facility on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

1.	The Facility.

(a)	The Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower until the Expiration Date a revolving credit facility providing for loans (“Loans”) in an aggregate principal amount not exceeding at any time $400,000,000 (the “Commitment”); provided, however, that, after giving effect to any Credit Extension, the Effective Amount of all Credit Extensions shall not at any time exceed the lesser of (i) the Commitment and (ii) the then applicable Borrowing Base. Within the foregoing limit, the Borrower may borrow, repay and reborrow Loans until the Expiration Date.

(b)	Borrowings. The Borrower may request a Base Rate Loan by notice to the Lender not later than 11:00 a.m. California time on the Business Day of the requested borrowing. The Borrower may request a Eurodollar Rate Loan by delivering a notice to the Lender not later than 11:00 a.m. California time at least three Business Days prior to the requested borrowing, specifying the Interest Period therefor and whether any portion of the proceeds thereof will be used to acquire Margin Stock. Notices pursuant to this Paragraph 1(b) may be given by telephone if promptly confirmed in writing. Each Loan shall be in a principal amount of $1,000,000 or a whole multiples thereof in excess thereof.

(c)	Interest. At the option of the Borrower, Loans shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus 1.00%; or (ii) the Base Rate. Interest on Base Rate Loans when the Base Rate is determined by the Lender’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed. All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

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August 31, 2005

The Borrower promises to pay interest (i) for each Eurodollar Rate Loan, on the last day of the applicable Interest Period; (ii) for Base Rate Loans, on the 10th Business Day of each calendar quarter; and (iii) for all Loans, on the Expiration Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

After the date any principal amount of any Loan is due and payable (whether on the Expiration Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable (in each case without regard to any applicable grace periods), the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus 2%. Accrued and unpaid interest on past due amounts shall be payable on demand. In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)	Evidence of Loans. The Loans and all payments thereon shall be evidenced by the Lender’s loan accounts and records; provided, however, that upon the request of the Lender, the Loans may be evidenced by a promissory note. Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

(e)	Commitment Fee. The Borrower promises to pay a commitment fee of 0.25% per annum on the actual daily unused portion of the Commitment, payable in arrears on the last Business Day of each calendar quarter and on the Expiration Date, and calculated on the basis of a year of 360 days and actual days elapsed.

(f)	Repayments. The Borrower promises to pay all Loans then outstanding on the Expiration Date.

(g)	Prepayments; Commitment Reductions; Collateral Requirements.

(i)	Voluntary Prepayments. The Borrower may, upon three Business Days’ notice, in the case of Eurodollar Rate Loans, and upon same-day notice in the case of Base Rate Loans, prepay Loans on any Business Day in a minimum amount of at least $5,000,000 and in $1,000,000 increments thereafter.

(ii)	Credit Extensions in Excess of Borrowing Base. Subject to Subparagraph (v) below, if, on any date, the Effective Amount of all Credit Extensions exceeds the then applicable Borrowing Base, the Borrower shall, three Business Days after such date, if such deficiency shall then still exist, either (i) prepay such portion of the Loans as shall reduce the Effective Amount of all Credit Extensions to an amount equal to or less than the then applicable Borrowing Base, or (ii) grant, or cause 250 Rodeo to grant, a first priority security interest to the Lender in, and provide to the Lender custody of (including the appropriate form of custody for

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August 31, 2005

uncertificated securities, if applicable), such items of the following types of Collateral, in the indicated order, pursuant to the Pledge Agreement or the 250 Rodeo Pledge Agreement, as applicable, and having an Aggregate Market Value in an amount which, when added to the then applicable Borrowing Base (subject to the advance rates set forth in the definition of “Borrowing Base”), equals or exceeds the Effective Amount of all Credit Extensions as of such date:

(A)	first, Permitted Investments;

(B)	second, Non-Control Stock; and

(C)	third, Control Stock.

(iii)	Mandatory Commitment Reduction Upon Disability of Kirk Kerkorian. Upon the disability (other than physical disability) of Kirk Kerkorian, or if Kirk Kerkorian is no longer active in the management of the Borrower for any reason:

(A)	the Commitment shall automatically and immediately be reduced to the then outstanding amount of the Loans; and

(B)	notwithstanding anything to the contrary in Paragraph 1(a), amounts repaid with respect to such Loans may not be reborrowed.

(iv)	Compliance with Margin Regulations. If the Lender determines in good faith that for any reason the Effective Amount of Credit Extensions needs to be reduced in order to comply with the Margin Regulations, the Borrower shall prepay outstanding Loans in an amount equal to the amount specified by the Lender in order to so comply with the Margin Regulations.

(v)	Pledging Collateral. If, on any date, the Effective Amount of all Credit Extensions exceeds, or after giving effect to any proposed Credit Extension would be, $200,000,000 or more, the Borrower and 250 Rodeo shall, subject to regulatory approval (such approval to be obtained by the Borrower within 60 days of Credit Extensions equaling or exceeding $200,000,000), grant to the Lender a first priority security interest in all GM Stock owned by the Borrower and 250 Rodeo. In such case, the Borrower shall promptly deliver or cause to be delivered to the Lender (i) one or more duly executed Collateral Documents (or amendments to existing Collateral Documents) in form and substance satisfactory to the Lender relating to type of Collateral being hypothecated in order to obtain a first priority perfected security interest in the Collateral and/or (ii) if an equity security is being pledged, a correctly completed questionnaire, together with any additional information, if and as reasonably requested by the Lender from time to time in order to determine the applicability of Rule 144, the Margin Regulations or any other rule or regulation governing the issuance, transfer or hypothecation of such securities.

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(vi)	Compensation for Prepayments. If any prepayment is made hereunder, the Borrower shall at the time of prepayment compensate the Lender for any loss, cost, or expense that the Lender incurs as a result of such prepayment. Prepayments of Eurodollar Rate Loans must be accompanied by a payment of interest on the amount so prepaid. In addition, the Borrower shall compensate the Lender for any loss, cost or expense that the Lender incurs as a result of a demand for payment of the indebtedness hereunder or the automatic acceleration thereof as provided herein.

(vii)	Voluntary Commitment Reductions. The Borrower may, upon five Business Days’ notice, reduce or cancel the undrawn portion of the Commitment, provided, that the amount of such reduction is not less than $1,000,000.

(h)	Payments. Each payment hereunder by Borrower shall be made to the office of Lender from time to time notified by Lender to Borrower in immediately available funds or by Lender debiting Borrower’s deposit account with Lender, not later than 1:00 p.m. (California time) on the day of payment (which must be a Business Day). All payments received after 1:00 p.m. (California time) on any particular Business Day shall be deemed received on the next succeeding Business Day.

All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. The Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender’s income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof).

(i)	Reserves. The Borrower shall pay to the Lender, upon 15 days’ written request for compensation under this provision, as long as the Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender, payable on each date on which interest is payable on such Loan, but only with respect to the 90-day period immediately preceding the making of each such request. The Lender agrees to give prompt notice to the Borrower should said compensation no longer be requested or required. A certificate of the Lender setting forth the basis for determining any additional amount or amounts necessary to compensate the Lender will be supported by a reasonably detailed explanation of the reasons for and the amount of such cost and will be final and conclusive and binding upon all parties hereto absent error.

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2.	Conditions Precedent to Loans.

(a)	Conditions Precedent to Initial Loan. As a condition precedent to the initial Loan hereunder, the Lender must receive the items set forth under Conditions to Initial Borrowing in Exhibit C hereto, which is incorporated herein by this reference.

(b)	Conditions to Each Borrowing. The obligation of the Lender to make any Loan (including its initial Loan) is subject to the satisfaction on the relevant borrowing date of the conditions precedent set forth under Conditions to each Borrowing in Exhibit C hereto, which is incorporated herein by this reference. Each notice of borrowing submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each borrowing date, that the conditions in Exhibit C under Conditions to each Borrowing are satisfied.

3.	Representations and Warranties. The Borrower represents and warrants that:

(a)	Existence and Qualification; Power; Compliance with Laws. It (i) is a corporation duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation, (ii) has the power and authority and the legal right to (A) own and operate its properties, to lease the properties it operates and to conduct its business and (B) execute, deliver and perform its obligations under this Agreement, and (iii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

(b)	Power; Authorization; Enforceable Obligations. The execution, delivery and performance of this Agreement by the Borrower are within its powers and have been duly authorized by all necessary action, and this Agreement is, when executed, will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

(c)	Financial Statements; No Material Adverse Effect. All financial statements, copies of which have heretofore been furnished to the Lender, present fairly the position of the Borrower as of the statement dates and the results of operations for the fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved, except as noted in said financial statements. The Borrower has no material contingent obligation, liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing statements (or the related notes thereto). Since the date of the financial statement dated January 31, 2005 delivered to the Lender by the Borrower, there has been no Material Adverse Effect, except for changes that occurred since that date in the Aggregate Market Value of securities held by the Borrower.

(d)	No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

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(e)	Use of Proceeds. The proceeds of the Loans will be used solely for legal business purposes in accordance with requirements of law, including Permitted Gifts provided that the aggregate amount of Permitted Gifts made during Restricted Periods shall not exceed $250,000,000. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental authority, including, without limitation, the provisions of the Margin Regulations. No borrowing or any other transaction contemplated hereby shall violate any Margin Regulations.

(f)	Subsidiaries. The only subsidiary of the Borrower is 250 Rodeo; provided, however, that the Borrower may merge, dissolve or liquidate 250 Rodeo into the Borrower; provided, further, that in any such merger, dissolution or liquidation, assets allocable to shares owned by Kirk Kerkorian, not exceeding 2% of the total shares of 250 Rodeo, may be distributed to Kirk Kerkorian. MGM MIRAGE shall not be considered a Subsidiary for purposes of this Agreement.

(g)	Collateral Documents. When executed and delivered by the Borrower and 250 Rodeo, the provisions of each of the Collateral Documents will be effective to create in favor of the Lender, a legal, valid and enforceable first priority security interest in all right, title and interest of the Borrower or 250 Rodeo in the Collateral, and no further action is necessary in order to establish and perfect the Lender’s security interest of first priority in or first lien on all Collateral, which security interest constitutes a perfected security interest in all right, title and interest of the Borrower or 250 Rodeo in such Collateral, prior in right to any other security interests.

(h)	Corporate Documents. The articles or certificate of incorporation and the bylaws of the Borrower and 250 Rodeo previously delivered in connection with the Second Amended and Restated Credit Agreement dated as of August 16, 2000 among the Borrower, the banks from time to time party thereto, and Bank of America, N.A., as Administrative Agent, remain in full force and effect as of the Closing Date.

(i)	Full Disclosure. No statement (whether written or oral) made by the Borrower to the Lender in connection with this Agreement (including the negotiation hereof), or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.	Affirmative Covenants. So long as principal of and interest on any Loan or any other amount payable hereunder remains unpaid or unsatisfied and the Commitment has not been terminated:

(a)	Information. The Borrower shall deliver to the Lender:

(i)	Within 15 days after the close of each fiscal quarter, its consolidated balance sheet as of the close of such quarter, its consolidated profit and loss statement for that quarter and for that portion of the fiscal year ending with such fiscal quarter,

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all prepared on an accrual basis, which shall include all Eligible Investments valued at the Aggregate Market Value consistent with that of the previous year, and all warranted as correct in all material respects by its Secretary-Treasurer.

(ii)	Within 10 days after the close of each calendar quarter, a Borrowing Base and Compliance Certificate demonstrating compliance with the Borrowing Base as of the date(s) indicated in such certificates.

(iii)	On the Borrowing Base Compliance Date, a Borrowing Base and Compliance Certificate demonstrating compliance with the Borrowing Base as of such date.

(iv)	Within 10 days of the occurrence of any such event, a notice of resignation or withdrawal of Kirk Kerkorian from the management of the Borrower, his disability (other than physical disability).

(v)	Prompt notice of any Default, Event of Default or any circumstances giving rise to a Material Adverse Effect.

(vi)	Such other information concerning its affairs as the Lender may reasonably request.

(b)	Other Affirmative Covenants. The Borrower shall, and shall cause each of its Subsidiaries to:

(i)	Preserve and maintain all of its rights, privileges, and franchises necessary or desirable in the normal conduct of its business;

(ii)	Comply with the requirements of all applicable laws, rules, regulations, and orders of governmental authorities;

(iii)	Pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(iv)	Permit representatives of the Lender, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, directors, and accountants; and

(v)	Take such action from time to time as shall be necessary to ensure that neither any borrowing nor any other transaction hereby shall violate or be inconsistent with any Margin Regulations.

(c)	Delivery of Core Investments and Custody Agreement. Not later than October 1, 2005, the Borrower shall, and shall cause 250 Rodeo to:

(i)	Deliver all certificated securities comprising the Core Investments for holding under the Custody Agreement; and

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(ii)	Execute and deliver the Custody Agreement substantially in the form of Exhibit D hereto.

(d)	Good Standing Certificates. Promptly following the Closing Date, the Borrower shall order, and thereafter deliver to the Lender upon its receipt, a good standing certificate for the Borrower and 250 Rodeo from the Secretary of State (or similar, applicable governmental authority) of their respective states of incorporation and each state where the Borrower and 250 Rodeo is qualified to do business as a foreign corporation as of a recent date.

5.	Negative Covenants. The Borrower shall not, nor permit its Subsidiaries to:

(a)	Whether or not the proceeds of any Loans are to be used, make any Control Stock Acquisition or Hostile Acquisition without the consent of the Lender; provided, however, that notwithstanding the foregoing, the Borrower shall be entitled to (i) conduct one or more consent solicitations or proxy solicitations for representation on, or control of, the board of directors of any Person, and (iii) acquire additional shares of MGM MIRAGE.

(b)	Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution, or sell all or substantially all of its assets, except, that so long as no Default or Event of Default exists or would result therefrom:

(i)	any Subsidiary may merge with (1) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (2) with any one or more Subsidiaries, provided that when any wholly-owned Subsidiary is merging into another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(ii)	any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another Subsidiary; provided that if the seller in such a transaction is a wholly-owned Subsidiary then the purchaser must be a wholly-owned Subsidiary.

(c)	Create or permit any lien of any kind on any property, real or personal whether now owned or hereafter acquired, except:

(i)	Permitted Liens; and

(ii)	liens, not otherwise exempted herein, including purchase money liens, on property other than Collateral or Core Investments, which shall at any one time not exceed $5,000,000 in the aggregate.

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(d)	Create or incur any liabilities for borrowed money, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm or corporation, except:

(i)	the Obligations;

(ii)	obligations under the Value Sharing Agreement dated as of April 19, 2005 between the Borrower and Jerome B. York; and

(iii)	provided the Obligations are secured pursuant to Paragraph 1(g)(v), unsecured indebtedness not exceeding $100,000,000 in the aggregate any time; otherwise no additional unsecured indebtedness shall be permitted.

(e)	Make any loans or advances or become a guarantor or surety, or pledge its credit in any manner, directly or indirectly, or extend credit, except:

(i)	in an amount not exceeding $25,000,000 in aggregate principal amount;

(ii)	the cash buyout or retirement of up to 400,000 options granted to employees of the Borrower with respect to the common stock of MGM MIRAGE; and

(iii)	Permitted Gifts to the extent permitted under Paragraph 5(g) below.

(f)	During any Restricted Period, declare or pay any cash dividends upon its shares of stock now or hereafter outstanding except for dividends which, if they had not been declared or paid, would be undistributed personal holding company income (as defined in Section 545 of the Code).

(g)	Dispose of any of the Collateral or Core Investments (including the making of gifts of the Collateral or Core Investments) except at any time and from time to time when no Default or Event of Default exists or would result therefrom; provided, that:

(i)	after giving effect to the proposed disposition or gift, the total Effective Amount shall not exceed the Borrowing Base;

(ii)	the aggregate amount of Permitted Gifts which are made during any Restricted Period (including the amount of any Permitted Gifts which result in a Restricted Period) shall not exceed $250,000,000;

(iii)	if and to the extent that any Covered Sale during any twelve month period exceeds $250,000,000 (excluding any Permitted Gifts), then the Borrower shall concurrently offer to prepay the Loans (and correspondingly reduce the Commitment) by the amount of such excess Covered Sale; provided, however, that the Lender may accept or reject any such repayment and decrease of the Commitment in its discretion; and

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(iv)	at any time the Agreement is unsecured, the net proceeds of any sale of Core Investments by the Borrower or 250 Rodeo shall be applied to pay amounts outstanding hereunder (but will not reduce the Commitment).

(h)	Permit at any time the Effective Amount of Credit Extensions to exceed the Borrowing Base.

6.	Events of Default. The following are “Events of Default:”

(a)	Default in the payment when due of any principal, interest or fees;

(b)	The Borrower or any of its Subsidiaries should fail to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained herein (other than Paragraph 4(a)(v) and Paragraphs 5(b) through 5(g), inclusive, or, except as provided in Paragraph 6(c), in any other material agreement, contract, indenture, document or instrument executed, or to be executed by it (a “material agreement”) and where a Default in respect of such material agreement shall constitute a Material Adverse Effect; or

(c)	The Borrower or any of its Subsidiaries should fail to perform or observe any of the terms, provisions, covenants, conditions, agreements, or obligations contained in Paragraph 4(a)(v) and Paragraphs 5(b) through 5(g), inclusive, and such failure shall continue for more than five days; or

(d)	The Borrower or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences (or Kirk Kerkorian or any shareholder of the Borrower or any Subsidiary commences) any bankruptcy or Insolvency Proceeding with respect to the Borrower or any Subsidiary; or (iv) takes any action (or Kirk Kerkorian or any shareholder of the Borrower or any Subsidiary takes any action) to effectuate or authorize any of the foregoing; or

(e)	Any involuntary Insolvency Proceeding (other than a proceeding commenced by Kirk Kerkorian or any shareholder of the Borrower or any Subsidiary, which is governed by Subparagraph (d) above) is commenced or filed against the Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower’s or any Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 30 days after commencement, filing or levy; (ii) the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

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(f)	Any representation or warranty made by the Borrower herein or in any certificate or financial or other statement heretofore or hereafter furnished by the Borrower or any of its officers to the Lender hereunder proves to be in any material respect false or misleading as of the date made; or

(g)	Kirk Kerkorian should cease to beneficially own 100% of all outstanding shares of stock issued by the Borrower; or any shares of the Borrower are owned by any estate, trust, trustee, devisee, beneficiary, personal representative, heir, spouse, surviving joint tenant or other successor in interest or any assignee of any kind; or

(h)	Any violation of the Margin Regulations shall occur as a result of the transactions contemplated hereby (other than through the failure of the Lender to take any action to be taken by it pursuant under Conditions to each Borrowing in Exhibit C hereto; or

(i)	At any time when Collateral is required as set forth in Paragraph 1(g)(v):

(A)	any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or any Subsidiary party thereto or the Borrower or 250 Rodeo or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

(B)	any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest; or

(j)	The occurrence of an event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

Upon the occurrence of an Event of Default, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

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7.	Miscellaneous.

(a)	All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved, except as noted in said financial statements.

(b)	If at any time the Lender, in its sole discretion, determines that (i) adequate and reasonable means do not exist for determining the Eurodollar Rate, or (ii) the Eurodollar Rate does not accurately reflect the funding cost to the Lender of making such Loans, the Lender’s obligation to make or maintain Eurodollar Rate Loans shall cease for the period during which such circumstance exists.

(c)	The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law; provided, however, that the Borrower shall not be obligated to pay any such amount or amounts in excess of 10 basis points per annum unless the Lender shall have given the Borrower at least 30 days advance written notice of its intent to seek compensation under this paragraph in excess of 10 basis points per annum from the Borrower.

(d)	No amendment or waiver of any provision of this Agreement or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(e)	Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party. Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all

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notices (by whatever means) to the Lender pursuant to Paragraph 1(b) hereof shall be effective only upon receipt. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

(f)	This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Borrower, such consent not to be unreasonably withheld, provided that no such consent shall be required if the assignment is to an affiliate of the Lender or if an Event of Default exists, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

(g)	The Borrower shall pay the Lender, on demand, all reasonable out-of-pocket expenses and legal fees (except the allocated costs for in-house legal services) incurred by the Lender in connection with the enforcement of this Agreement or any instruments or agreements executed in connection herewith.

(h)	Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender, its affiliates, and their respective partners, directors, officers, employees, agents and advisors (collectively the “Indemnitees”) (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including the fees, charges and disbursements of any counsel for any Indemnitee except the allocated cost of internal legal services and disbursements of internal counsel if no Default or Event of Default exists) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person in any way

TRACINDA CORPORATION

August 31, 2005

relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any bankruptcy or Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the negligence or willful misconduct of such Indemnified Person. The agreements in this paragraph shall survive payment of all other Loans and other amounts due hereunder.

(i)	If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)	This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(k)	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(l)	ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER AND THE LENDER IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER AND THE LENDER EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

TRACINDA CORPORATION

August 31, 2005

(m)	THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR THE LENDER, ANY PARTICIPANT OR ANY ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS PARAGRAPH AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(n)	The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

(o)	The parties hereto acknowledge that Kirk Kerkorian is not a party to this Agreement or any of the other Loan Documents executed on the Closing Date. Accordingly, the parties hereto hereby agree that in the event (i) there is any alleged breach or default by any party under this Agreement or any such Loan Document, or (ii) any party hereto has any claim arising from or relating to any such Loan Document, no party hereto, nor any party claiming through it (to the extent permitted by applicable law) shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Kerkorian by reason of such alleged breach, default or claim.

(p)	The Lender agrees to take and to cause its affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrower and provided to it by the Borrower or any Subsidiary under this Agreement or any other Loan Document, and neither it nor any of its affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided

TRACINDA CORPORATION

August 31, 2005

that such source is not bound by a confidentiality agreement with the Borrower known to the Lender; provided, however, that the Lender may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which the Lender is subject or in connection with an examination of the Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Lender or its affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lender hereunder; (H) as to the Lender or its affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with the Lender or such affiliate; and (I) to its affiliates.

Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than September 2, 2005.

BANK OF AMERICA, N.A.

By:
Name:
Title:

Accepted and Agreed to as of the date first written above:

TRACINDA CORPORATION

By:
Name:
Title:

EXHIBIT A

DEFINITIONS

“250 Rodeo” means 250 Rodeo, Inc., a Delaware corporation, its successors and permitted assigns.

“250 Rodeo Guaranty” means a continuing guaranty substantially in the form of the 250 Rodeo Guaranty most recently used in connection with the Second Amended and Restated Credit Agreement dated as of August 16, 2000 among the Borrower, the banks party thereto, and Bank of America, N.A., as administrative agent, as amended.

“250 Rodeo Pledge Agreement” means a pledge agreement substantially in the form of the 250 Pledge Agreement most recently used in connection with the Second Amended and Restated Credit Agreement dated as of August 16, 2000 among the Borrower, the banks party thereto, and Bank of America, N.A., as administrative agent, as amended, which pledge agreement shall be used to grant to the Lender a security interest in any Collateral owned by 250 Rodeo.

“Aggregate Cost” means, with respect to Margin Stock owned by the Borrower or 250 Rodeo, as of the date of determination, the total cost of such Margin Stock on the books of the Borrower or 250 Rodeo, as applicable, determined (in the case of purchases and sales of the same Margin Stock) on a specific cost identification basis.

“Aggregate Market Value” means:

(a) with respect to publicly traded securities, the sum of the market values (as computed below) of such stock, with the market value of any such security being computed as the number of shares of such stock times the closing price per share of such stock on the trading day immediately preceding the date of determination, the closing price being the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if shares of such issue or class are not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the shares are listed or admitted to trading, or if the shares are not so listed or admitted to trading, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ; and

(b) with respect to other Eligible Investments, the principal amount originally expended by the Borrower or 250 Rodeo in acquiring such investment.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate.” The Lender’s prime rate is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan bearing interest based on the Base Rate.

“Borrowing Base” means, as of the date of any determination, an amount equal to the sum of, without duplication:

(a) 50% of the Aggregate Market Value of all GM Stock owned by the Borrower and/or 250 Rodeo at such time (i) which is in the custody of the Lender pursuant to the Custody Agreement or (ii) which is in the custody (including the appropriate form of custody for uncertificated securities, if applicable) of the Lender and in which the Lender has a first-priority perfected security interest;

(b) 50% of the Aggregate Market Value of all MGM MIRAGE common stock owned by the Borrower and/or 250 Rodeo at such time which is in the custody (including the appropriate form of custody for uncertificated securities, if applicable) of the Lender and in which the Lender has a first-priority perfected security interest;

(c) the Designated Percentage of the Aggregate Market Value of all other publicly traded equity securities owned by the Borrower and/or 250 Rodeo at such time which is in the custody (including the appropriate form of custody for uncertificated securities, if applicable) of the Lender and in which the Lender has a first-priority perfected security interest; and

(d) 100% of the Aggregate Market Value of all Permitted Investments owned by the Borrower and/or 250 Rodeo at such time which is in the custody (including the appropriate form of custody for uncertificated securities, if applicable) of the Lender and in which the Lender has a first-priority perfected security interest.

Notwithstanding anything to the contrary herein, but subject to Paragraph 1(g)(iv), no Borrowing Base shall be applicable until the earlier of (i) the date the Borrower complies with Paragraph 4(c), and (ii) October 1, 2005 (“Borrowing Base Compliance Date”).

“Borrowing Base and Compliance Certificate” means a certificate substantially in the form attached hereto as Exhibit B.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loan, means such a day on which dealings are carried on in the applicable Eurodollar Rate market.

“Closing Date” means the date on which all conditions precedent set forth under Conditions to Initial Borrowing in Exhibit C hereto are satisfied or waived by the Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning given such term in the Collateral Documents collectively.

“Collateral Documents” means, collectively, (i) the Pledge Agreement, the 250 Rodeo Pledge Agreement, and all other security agreements, assignments and other similar agreements between the Borrower, 250 Rodeo or any Subsidiary of the Borrower and/or in favor of the Lender, now or hereafter delivered to the Lender pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the applicable Uniform Commercial Code or comparable law) against the Borrower, 250 Rodeo or any Subsidiary of the Borrower as debtor in favor of the Lender, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Control Stock” means common stock issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia, which stock is publicly traded in the United States and listed on a national securities exchange in the United States and of which the Borrower or 250 Rodeo owns, beneficially and of record, and controls the power to vote 10% or more of the aggregate outstanding voting common shares of such issuer.

“Control Stock Acquisition” means the acquisition by the Borrower or 250 Rodeo of the Control Stock of a Person.

“Covered Sale” means the amount of any disposition of Core Investments made during a Restricted Period by the Borrower or 250 Rodeo or which results in a Restricted Period.

“Credit Extension” means and includes the making of any Loans hereunder.

“Core Investments” means all GM Stock and MGM MIRAGE common stock now owned or hereafter acquired by the Borrower or 250 Rodeo.

“Custody Agreement” means a Custody Agreement substantially in the form of Exhibit D hereto, as it may from time to time be amended, restated, supplemented or otherwise modified, pursuant to which the Lender shall hold all certificated securities comprising the Core Investments but which will not grant a security interest therein.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Designated Percentage” means, in respect of any publicly traded equity securities hereafter delivered by the Borrower to the Lender in pledge, a percentage determined with the approval of the Lender, but not in excess of 50%.

“Effective Amount” means on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Eligible Investments” means:

(a) all Permitted Investments;

(b) all Core Investments;

(c) all Control Stock other than Core Investments; and

(d) all Non-Control Stock other than Core Investments.

“Expiration Date” means August 31, 2008, or such earlier date on which the Commitment may terminate in accordance with the terms hereof.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, the rate per annum which is the average of the London Interbank Offered Rate for 1-, 2-, 3-, or 6-month offshore deposits as quoted by the Lender.

“Eurodollar Rate Loan” means a Loan bearing interest based on the Eurodollar Rate.

“Event of Default” has the meaning set forth in Paragraph 6.

“Federal Funds Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“GM Stock” means all General Motors Corporation common stock now owned or hereafter acquired by the Borrower or 250 Rodeo.

“Hostile Acquisition” means a Control Stock Acquisition that has not been approved by the Board of Directors (or other equivalent governing body) of the Person which is the subject of the Control Stock Acquisition.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under United States federal or state law or foreign law, including the United States Bankruptcy Code.

“Interest Period” means, for each Eurodollar Rate Loan, (a) initially, the period commencing on the date the Eurodollar Rate Loan is disbursed or converted from a Base Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Expiration Date and (y) one, two, three or six months thereafter, as requested by the Borrower; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Loan Documents” means this Agreement, any note, the 250 Rodeo Guaranty, any Collateral Documents, the Custody Agreement, and all other documents delivered to the Lender in connection herewith.

“Margin Regulations” means Regulations T, U and X issued by the Board of Governors of the FRB, or any successor regulations regulating purchase or carrying of securities pursuant to Section 7 of the Securities Exchange Act of 1934, or any successor law.

“Margin Stock” means a security included within the definition of “margin stock” in the Margin Regulations.

“Non-Control Stock” means common stock issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia, which stock is publicly traded in the United States and listed on a national securities exchange in the United States and of which the Borrower or 250 Rodeo owns, beneficially and of record, and controls the power to vote less than 10% of the aggregate outstanding voting common shares of such issuer.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of the Borrower; (b) a material impairment of the ability of the Borrower to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

“MGM MIRAGE” means MGM MIRAGE, a Delaware corporation.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower or 250 Rodeo to the Lender or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Permitted Gifts” means donations or loans to various charitable or relief organizations, including organizations working in, or assisting, the Republic of Armenia or persons therein.

“Permitted Investments” means cash and cash equivalents of the Borrower and 250 Rodeo.

“Permitted Liens” means:

(a) liens for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which is contested in good faith by appropriate proceedings.

(b) liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, construction or materialmen’s liens relating to aircraft, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts other than for the payment of borrowed money, leases, or for purposes of like general nature in the ordinary course of its business.

(c) liens to secure, and financing statements relating to, any Obligations, or any other indebtedness owing, or which may be owing, by the Borrower to the Lender hereunder.

(d) liens existing on property (or on any shares of stock of any corporation other than on Core Investments), at the time it is acquired provided such liens do not exceed the value of property or stock acquired.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledge Agreement” means a Pledge Agreement substantially in the form of the Pledge Agreement most recently used in connection with the Second Amended and Restated Credit Agreement dated as of August 16, 2000 among the Borrower, the banks party thereto, and Bank of America, N.A., as administrative agent, as it may from time to time be amended, restated, supplemented or otherwise modified, which shall be used to grant to the Lender a security interest in any Collateral owned by the Borrower.

“Regulation U” means Regulation U referred to in the definition of “Margin Regulations.”

“Responsible Officer” means the chief executive officer, the president or the secretary-treasurer of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Period” means any period during which the Borrowing Base is less than 300% of the amount of the Effective Amount.

“Rule 144” means Rule 144 under the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, MGM MIRAGE shall not be considered a Subsidiary for purposes of this Agreement.

EXHIBIT B

BORROWING BASE AND COMPLIANCE CERTIFICATE

Date:                      , 20

To:	Bank of America, N.A.

Ladies and Gentlemen:

The undersigned Borrower refers to that certain Letter Loan Agreement dated as of August 31, 2005 between Tracinda Corporation, a Nevada corporation (the “Borrower”), and Bank of America, N.A. (the “Lender”) (as extended, renewed, amended or restated from time to time, the “Letter Agreement;” the terms defined therein being used herein as therein defined).

The Borrower hereby submits this Borrowing Base and Compliance Certificate, and for borrowings after Borrowing Base Compliance Date, together with the computations in Attachment No. 1 annexed hereto, which sets forth the Borrower’s current calculations of the Borrowing Base [when delivered in connection with a notice of borrowing] [as of the Business Day prior to the date of this Borrowing Base and Compliance Certificate].

The undersigned officer, to the best of its knowledge, and the Borrower certify that (i) the representations and warranties of Borrower contained in the Letter Agreement are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof; (ii) no Default or Event of Default has occurred and is continuing under said Letter Agreement; (iii) the Borrower has performed in all material respects all agreements. and satisfied all conditions under the Letter Agreement provided to be performed by it on or before the date hereof; (iv) for borrowings after Borrowing Base Compliance Date, the computations set forth in Attachment No. 1 annexed hereto have been computed in good faith by the Borrower in accordance with the terms of the Letter Agreement and, to the best of Borrower’s knowledge, are true, accurate and complete as of the date hereof; and (v) for borrowings after Borrowing Base Compliance Date, no item included in the Borrowing Base presently fails to qualify for inclusion in such Borrowing Base pursuant to the terms and conditions of the Letter Agreement.

Name
Title

B - 1

ATTACHMENT NO. 1 TO

BORROWING BASE AND COMPLIANCE CERTIFICATE

The computations set forth in this Attachment No. 1 to Borrowing Base and Compliance Certificate relate to the Borrowing Base of Tracinda Corporation (“Borrower”) as of [insert date], and each item includes the applicable ownership of the Borrower and 250 Rodeo, Inc. (without duplication):

	Aggregate Mkt. Val.		Source of Valuation		Borrowing Base Value, if any
1. General Motors Corporation:	$	___________	___________
			@50%		$	___________
2.** MGM Mirage Common Stock:	$	___________	___________
			@50%		$	___________
3.** Control Stock:
_______________________	$	___________	___________
			@DV	*	$	___________
_______________________	$	___________	___________
			@DV	*	$	___________
Sum of Values					$	___________

4.** Non Control Stock:
_______________________	$	___________	___________
			@DV	*	$	___________
_______________________	$	___________	___________
			@DV	*	$	___________
Sum of Values					$	___________

5.** Other Permitted Investments in which security interest:
_______________________		___________	___________

_______________________		___________	___________

_______________________		___________	___________

Sum of Values			@100%		$	___________

BORROWING BASE: (Sum of 1-5)					$	___________

*	Designated Value

**	Items 2 through 5 are included in the Borrowing Base only if pledged to the Lender.

B - 2

EXHIBIT C

CONDITIONS PRECEDENT

CONDITIONS TO INITIAL BORROWING

Conditions Precedent to Initial Loan. As a condition precedent to the initial Loan hereunder, the Lender must receive the items set forth below:

1. Letter Loan Agreement. The Agreement executed by each party thereto.

2. 250 Rodeo Guaranty. The 250 Rodeo Guaranty, duly executed and delivered by 250 Rodeo.

3. Resolutions; Incumbency.

(i) Copies of the resolutions of the board of directors of the Borrower and 250 Rodeo authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower and 250 Rodeo, as applicable; and

(ii) A certificate of the Secretary or Assistant Secretary of the Borrower and 250 Rodeo certifying the names and true signatures of the officers of the Borrower and 250 Rodeo authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder

4. Form U-1. A Federal Reserve Form U-1 for the Lender duly completed and executed, the statements made in which shall be such, in the opinion of the Lender, as to permit the transactions contemplated hereby in accordance with Regulation U.

5. Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

(i) the representations and warranties contained in Paragraph 3 are true and correct on and as of such date, as though made on and as of such date;

(ii) no Default or Event of Default exists or would result from the Credit Extension; and

(iii) there has occurred since January 31, 2005 no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

6. Upfront Fees. Payment of fees required to be paid on or prior to the Closing Date under any commitment, arrangement and/or fee letter(s) with the Lender and Banc of America Securities LLC.

7. Other Documents. Such other approvals, opinions, documents, questionnaires or materials as the Lender may request.

C - 1

CONDITIONS TO EACH BORROWING

1. Notice of Borrowing. The Lender shall have received a notice of borrowing.

2. Borrowing Base and Compliance Certificate. The Lender shall have received a Borrowing Base and Compliance Certificate demonstrating compliance with this Agreement before and after giving effect to the proposed borrowing.

3. Continuation of Representations and Warranties. The representations and warranties in paragraph 3 of the Agreement shall be true and correct on and as of such borrowing date with the same effect as if made on and as of such borrowing date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

4. No Existing Default. No Default or Event of Default shall exist or shall result from such borrowing.

5. Current List of Margin Stock. For any borrowing that is a “purpose credit” (as defined in the Margin Regulations), a current list of Margin Stock for the Lender to attach to the Form U-1 previously delivered by the Borrower.

6. Compliance With Margin Regulations.

(i) The Lender shall have determined that after giving effect to such Credit Extension (A) such Credit Extension shall otherwise be in compliance with the Margin Regulations and (C) the procedures set forth herein relating to compliance with the Margin Regulations shall, if complied with, ensure compliance with the Margin Regulations; and

(ii) the Lender shall have received from the Borrower such documentation and information (certified in a manner acceptable to the Lender by an officer of the Borrower) as the Lender may in good faith request in order for the Lender to make the determinations required by clause (i) above.

7. Collateral Requirements. The Lender shall have received any Collateral Documents if and as are required in accordance with Paragraph 1(g)(v) of the Agreement.

8. Additional Evidence. The Lender shall have received such other approvals, legal opinions, certificates or other documents as it may reasonably request.

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EXHIBIT D

CUSTODY AGREEMENT

August 31, 2005

TRACINDA CORPORATION

250 RODEO, INC.

150 S. Rodeo Drive, Suite 250

Beverly Hills, CA 90212

Attention:	James Aljian

Re:	Deposit of Share Certificates

Ladies and Gentlemen:

This agreement is made with reference to that certain Letter Loan Agreement dated August 31, 2005 between Tracinda Corporation, a Nevada corporation (the “Borrower”), and Bank of America, N.A. (the “Lender”) (as extended, renewed, amended or restated from time to time, the “Letter Agreement;” terms not defined herein have the meanings assigned to them in the Letter Agreement).

Pursuant to the Letter Agreement, the Borrower and 250 Rodeo, Inc. (“250 Rodeo,” and together with the Borrower, the “Obligors”) are required to deposit with the Lender for safekeeping all shares comprising the Core Investments in the form of certificated securities (the “Share Certificates”). In view of the foregoing the parties hereto agree as follows:

1. The Lender hereby acknowledges receipt of the Share Certificates listed on Exhibit A hereto, as amended from time to time. The Lender acknowledges and agrees that it is holding the Share Certificates only for safekeeping, and the Lender is not taking a security interest therein. All Share certificates are and shall remain in the name of the respective Obligors. Whenever additional Share Certificates are delivered to the Lender, the parties shall update Exhibit A.

2. Obligors’ Representations and Warranties. The Obligors hereby jointly and severally represent and warrant to the Lender that:

(a) Exhibit A, as amended from time to time, is a complete and accurate schedule of all Core Investments as of the date hereof, and all Core Investments are represented or evidenced by the Share Certificates listed on Exhibit A. All such Share Certificates have been delivered to the Lender hereunder.

(b) The Obligors do not know of any claim to or security or other interest in the Share Certificates by any third party. No third party is entitled to issue entitlement orders with respect to the Share Certificates. The Obligors have not entered into any control, security agreement or other agreement with any third party with respect to the Share Certificates or otherwise obligated the Lender to comply with entitlement orders from any third party with respect thereto.

D - 1

Form of Custody Agreement

TRACINDA CORPORATION

250 RODEO, INC.

August 31, 2005

(c) This agreement and arrangement are in compliance with applicable law, including, without limitation, the federal securities credit regulations.

3. Covenants of Obligors.

(a) Upon obtaining any additional securities constituting Core Investments, the Borrower shall promptly deliver to the Lender Share Certificates representing or evidencing the same.

(b) The Obligors shall promptly notify the Lender if any person asserts a lien, encumbrance or adverse claim against the Share Certificates.

(c) All dividends, interest, gains and other profits will be reported in the name and tax identification number of the Obligors.

(d) The Obligors shall not enter into any control, security agreement or other agreement with any third party with respect to the Share Certificates or otherwise obligate the Lender to comply with entitlement orders from any third party with respect thereto.

(e) The Obligors shall not convert any Share Certificates into book entry form.

(d) In any proof of claim or payment instructions made by the Obligors in connection with any proceeding under the United States Bankruptcy Code relating to the issuer of any Share Certificates, the Obligors shall direct that any distribution in respect of the Share Certificates be made to the Obligors at the Lender’s address.

4 The Lender shall not be obligated to comply with any entitlement orders from any third party with respect to the Share Certificates.

5. The Lender shall deliver to the Obligors all income, including cash dividends and interest (but not stock splits, stock dividends, cash equity distributions, liquidating distributions, or other non-cash principal disbursements).

6. The Lender shall in all events (and without restriction on any other limitations on liability of the Lender) be deemed to have exercised reasonable care in the custody and preservation of the Share Certificates if the Share Certificates are accorded treatment substantially similar to that which the Lender accords its own property, it being understood that Lender shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Share Certificates, whether or not the Lender has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any person with respect to any Share Certificates. The Lender shall not exercise any voting or other rights with respect to the Share Certificates. Each Obligor shall remain record holders of the Share Certificates owned by it. Other than as set forth herein, this agreement shall not impose or create any obligations or duties upon the Lender.

7. The Lender will not be liable for complying with a written notice from any Obligor or failing to comply in good faith with any contrary or inconsistent instructions that may be subsequently

TRACINDA CORPORATION

250 RODEO, INC.

August 31, 2005

issued by any Obligor. The Obligors jointly and severally agree to indemnify and hold harmless the Lender, its affiliates, officers and employees from and against any and all claims, causes of action, liabilities, lawsuits, demands and/or damages, including, without limitation, any and all court costs and reasonable attorneys’ fees, that may result by reason of the Lender complying with such orders or instructions given by any Obligor.

8. Termination of Agreement; Return of Share Certificates.

(a) The Lender may immediately terminate this agreement at any time by delivering all Share Certificates to the Obligors.

(b) Provided no Default or Event of Default under the Letter Agreement exists or would result therefrom, upon the request of the Obligors, the Lender shall promptly return all Share Certificates to the Obligors.

(c) After the payment in full of all Obligations and termination of the Commitment, the Lender shall promptly return all of the Share Certificates to the Obligors.

(d) The receipt by the Obligors of the Share Certificates as aforesaid shall be a complete and full acquittance for the Share Certificates so delivered, and the Lender shall thereafter be discharged from any liability or responsibility therefor

9. This agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto, and shall be construed in accordance with the laws of the State of California without regard to its conflict of law principles and the rights and remedies of the parties shall be determined in accordance with such laws.

10. Suretyship Waivers. 250 Rodeo authorizes the Lender without notice or demand and without affecting the its liability hereunder, from time to time to: (a) renew, extend, accelerate or otherwise change the time for payment of or otherwise change the terms of the Obligations or any part thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security for the payment of the Obligations or any part thereof, and exchange, enforce, waive and release any such other security; and (c) release or substitute the Borrower. 250 Rodeo agrees that it is solely responsible for keeping itself informed as to the financial condition of the Borrower and of all circumstances which bear upon this agreement and the arrangements contemplated hereby.

11. The terms of this agreement will in no way be modified except by a writing signed by all parties hereto. This agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument. This agreement is one of the Loan Documents referred to in the Letter Agreement.

TRACINDA CORPORATION

250 RODEO, INC.

August 31, 2005

Please indicate your agreement to the foregoing by signing and by returning an executed copy of this letter to the undersigned.

Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:
Title:

Accepted and Agreed to as of the date first written above:

TRACINDA CORPORATION

By:
Name:
Title:

250 RODEO, INC.

By:
Name:
Title:

TRACINDA CORPORATION

250 RODEO, INC.

August 31, 2005

EXHIBIT A

SHARE CERTIFICATES

DATED

Issuer	Holder	Certs. #	Shares
General Motors Corporation.	Borrower
250 Rodeo

MGM MIRAGE	Borrower
250 Rodeo

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